                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                  ALLIED PRODUCTS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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
   [LOGO]

10 SOUTH RIVERSIDE PLAZA
CHICAGO, ILLINOIS 60606
Telephone: (312) 454-1020

TO OUR STOCKHOLDERS:

This letter affords me the opportunity to extend a cordial invitation to all our stockholders to attend the 1999 Annual Meeting on Friday, June 18, 1999. At this meeting there will be ample time to answer your questions and thoroughly discuss our Company's affairs.

Enclosed you will find the Notice of our Annual Meeting, together with a Proxy Statement and a Proxy card, and a copy of our 1998 Annual Report. The Proxy Statement describes the matters to be considered at the meeting. If you are unable to attend the meeting in person, please complete and return the enclosed Proxy so that your shares are represented and voted. We would appreciate your prompt attention to this matter.

                                          Very truly yours,
                                          RICHARD A. DREXLER
                                          CHAIRMAN, PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

Chicago, Illinois
April 30, 1999

   [LOGO]

10 SOUTH RIVERSIDE PLAZA
CHICAGO, ILLINOIS 60606
Telephone: (312) 454-1020

------------------------------------------

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD
ON June 18, 1999

---------------------------------

Notice is hereby given that the Annual Meeting of Stockholders of ALLIED PRODUCTS CORPORATION (herein referred to as "Allied" or the "Company") will be held on Friday, June 18, 1999 at 9:30 o'clock A.M. (Chicago Time) in the Shareholders Room, 21st Floor, Bank of America, 231 South LaSalle Street, Chicago, Illinois 60697, for the following purposes:

1.  To elect two directors in accordance with the Company's By-Laws.

2. To act upon any other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record as shown by the transfer books of Allied at the close of business on May 7, 1999, are entitled to notice of, and to vote at, this Annual Meeting.

All stockholders are invited to attend this Annual Meeting in person. Those stockholders who are unable to attend in person are respectfully urged to execute and return the enclosed Proxy at their earliest convenience. Since attendance in person or by proxy of a majority of the outstanding shares is required at the meeting in order to transact business, promptness in returning the executed Proxy will be appreciated. Stockholders who execute a Proxy may nevertheless attend the meeting and vote their shares in person.

                                          By Order of the Board of Directors
                                          ALLIED PRODUCTS CORPORATION
                                          Mark C. Standefer
                                          VICE PRESIDENT, GENERAL COUNSEL AND
                                          SECRETARY

April 30, 1999

---------------------------------

PROXY STATEMENT
------------------------------

ANNUAL MEETING OF STOCKHOLDERS
OF ALLIED PRODUCTS CORPORATION
June 18, 1999

SOLICITATION OF PROXIES

The accompanying Proxy is solicited by the Board of Directors of ALLIED PRODUCTS CORPORATION (herein referred to as "Allied" or the "Company") for use at the Annual Meeting of Stockholders, to be held on Friday, June 18, 1999, and at any and all adjournments thereof. Any Proxy given may be revoked with respect to any matter by notice in writing to the Secretary of Allied at any time prior to its use, by delivering another later dated proxy or by voting in person at the Annual Meeting. Pursuant to Delaware General Corporation Law, the presence, in person or represented by proxy, of a majority of the shares entitled to vote is required for a quorum. Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, as long as a quorum is established any shares not voted (whether by withholding authority or otherwise) have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual's receiving a larger number of votes.

The cost of preparing, assembling and mailing this Proxy Statement and the material enclosed herewith is being borne by the Company. The Company has engaged Georgeson & Company Inc. to assist in the solicitation of proxies from stockholders at an estimated fee of $7,500. Upon request, the Company will reimburse brokerage houses and other custodians and fiduciaries holding stock of record for reasonable out-of-pocket expenses incurred in forwarding proxy solicitation material to the beneficial owners of such stock. Directors, officers, and certain regular employees of the Company, without additional compensation, may solicit Proxies personally or by telephone or other means. This Proxy Statement and the enclosed proxy card were first mailed to the stockholders on or about May 14, 1999.

OUTSTANDING STOCK AND VOTING RIGHTS

The Board of Directors has fixed the close of business on May 7, 1999, as the record date for the determination of stockholders entitled to notice of this Annual Meeting, and only stockholders of record on that date will be entitled to vote thereat.

As of [April 30, 1999, 11,818,609] shares of Common Stock (par value $.01 per share), were issued and outstanding, each of which shares is entitled to one vote on the election of directors.

As of March 31, 1999, Allied's SMART and SIP Plans (employee benefit plans formed pursuant to Section 401(k) of the Internal Revenue Code) holds 418,644 shares of Common Stock representing 3.54% of the outstanding shares of Allied Common Stock. CTC Illinois Trust Company acts as trustee for the SMART and SIP Plans. The shares held in the SMART and SIP Plans have been credited to the individual accounts of the participants in the SMART and SIP Plans and will be voted in accordance with instructions of such participants. Shares in the SMART and SIP Plans with respect to which participants fail to return voting instructions (other than in the PAYSOP accounts) will be voted on each issue by an advisory committee composed of three members, Lloyd A. Drexler, S.S. Sherman and Richard A. Drexler, in the same proportion as all other outstanding shares are voted. All PAYSOP account shares (approximately 16,028 shares) with respect to which participants fail to return voting instructions will not be voted. Those shares held in the SMART and SIP Plans which have not been credited to participants' accounts will be voted by the advisory committee in its discretion.

BENEFICIAL OWNERS

Mr. S.S. Sherman and Messrs. Lloyd A. Drexler and Richard A. Drexler combined, directors of the Company, beneficially own more than 5% of Allied Common Stock. See the table set forth under the caption "Election of Directors - Principal Stockholders and Management Ownership" and the notes thereto for information concerning their ownership.

The Company was notified on April 9, 1999 that The Prudential Insurance Company of America whose address is 751 Broad Street, Newark, New Jersey 07102, beneficially owned 770,334 shares of Common Stock representing approximately 6.52% of the outstanding shares of Allied Common Stock. It has sole voting power over only 426,720 shares.

The Company was notified on February 5, 1999 that Neuberger & Berman L.P., whose address is 605 Third Avenue, New York, New York 10158-3698, beneficially owned 706,876 shares of Common Stock representing approximately 6.01% of the outstanding shares of Allied Common Stock. It has sole voting power over only 482,476 shares.

The Company was notified on February 12, 1999 that Dimensional Fund Advisors, whose address is 1299 Ocean Avenue, Santa Monica, California 90401, beneficially owned 785,317 shares of Common Stock representing approximately 6.64% of the outstanding shares of Allied Common Stock. It has sole voting power over these 785,317 shares.

PROPOSAL 1:  ELECTION OF DIRECTORS

The directors are classified into three groups, with each group being as nearly equal in number as possible. One class of directors generally is elected at each year's Annual Meeting for a three-year term and to continue in office until their successors are elected and qualified. In 1993, the Board of Directors adopted a policy which provides that Directors who are not employees of the Company and who turn 70 after the date of the adoption of the policy shall be asked to tender their resignation from the Board at the first Annual Meeting of the shareholders of the Company after they reach 70. Such Directors are not eligible to stand for election to the Board thereafter. Mr. Puth and Mr. Fischer both recently attained the age of 70.

The Board of Directors presently consists of eight members. In light of the above stated Board policy, Mr. Puth and Mr. Fischer will tender their resignation at or prior to the Annual Meeting. The Board of Directors, in accordance with the Bylaws, has reduced the size of the Board to six members effective upon the resignation of Mr. Puth and Mr. Fischer. Mr. S.S. Sherman and Mr. Stanley J. Goldring, both of whom are presently directors of the Company, are being nominated for election to Class C with a three-year term expiring in 2002. Mr. Sherman's term expires at this year's meeting and Mr. Goldring, whose term was to expire in 2001, is being moved to Class C in order to balance out the number of directors in each class.

THE FOLLOWING SETS FORTH CERTAIN BIOGRAPHICAL INFORMATION, PRESENT OCCUPATION AND BUSINESS EXPERIENCE FOR THE PAST FIVE YEARS FOR EACH OF THE NOMINEES AS WELL AS THE TERM OF OFFICE FOR WHICH EACH IS BEING NOMINATED:

CLASS C DIRECTORS (TERM EXPIRES IN 2002)

S.S. SHERMAN, age 81, was the Co-Chairman of the Board from 1992 until 1993. He was Chairman of the Board from 1973 until 1992 and has been a member of the Board of Directors since 1963.

STANLEY J. GOLDRING, age 53, is Senior Managing Director of Punk Ziegel & Company, an investment advisory company. From December 1996 until 1998, Mr. Goldring was Senior Managing Director of J.W. Charles, Inc., an investment banking company. Prior to December 1996, Mr. Goldring was Senior Managing Director of Ladenburg, Thalman & Company, Inc. an investment banking company, for thirteen years. Ladenburg, Thalman & Company, Inc., J.W. Charles, Inc., and now, Punk Ziegel & Company have served as an investment manager for certain funds held by the Trustee for certain of the Company's defined benefit pension plans and accordingly received a management fee from the trustee. Mr. Goldring has been involved in various aspects of analytical research, money management and investment banking over the course of his 25-year career on Wall Street. He has been a member of the Board of Directors since August 1993.

Both of the above individuals are currently directors of the Company. Any director may resign or may be removed as provided in the By-Laws. It is intended that proxies received in response to this solicitation will be voted in favor of the nominees unless otherwise specified in the proxy.

If for any reason any of such nominees should be unable to serve (a situation which is not presently contemplated), it is intended that the proxies will be voted for such other person or persons as the Board of Directors shall designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE TWO NOMINEES FOR DIRECTOR.

THE FOLLOWING SETS FORTH CERTAIN BIOGRAPHICAL INFORMATION, PRESENT OCCUPATION AND BUSINESS EXPERIENCE FOR THE PAST FIVE YEARS FOR EACH OF THE OTHER MEMBERS OF THE BOARD OF DIRECTORS:

CLASS A DIRECTORS (TERM EXPIRES IN 2000)

RICHARD A. DREXLER, age 51, has been Chairman of the Board since 1993, President since 1982 and Chief Executive Officer since 1986. He has been a member of the Board of Directors since 1982. Mr. Drexler is a director of ABC/NACO, a public company engaged in the manufacture of products for the railroad industry.

MITCHELL I. QUAIN, age 47, has been a member of the Board of Directors since February, 1995. Mr. Quain has been executive vice president of Ing Baring Furman Selz, LLC, an investment banking firm from 1997 to the present. Prior to that, and since 1988, he was a managing director of Schroder Wertheim & Company, an investment banking firm. Schroder Wertheim & Company served as an independent buying agent during 1996 and 1997 with respect to the Company's share repurchase program and accordingly received commissions from the Company. He is also a director of Strategic Distribution, Inc., an industrial distributor, Mechanical Dynamics, Inc., an engineering oriented software company and Titan International, a manufacturer of off-highway components.

CLASS B DIRECTORS (TERM EXPIRES IN 2001)

LLOYD A. DREXLER, age 81, was the Co-Chairman of the Board from 1992 until 1993 and he has been a member of the Board of Directors since 1963. Previously, he was Chairman of the Executive Committee from 1986 until 1992. Mr. Drexler is the father of Mr. Richard A. Drexler.

JOHN E. JONES, age 64, has been a member of the Board of Directors since 1974. Mr. Jones is the retired Chairman of the Board, President and Chief Executive Officer of CBI Industries, Inc., which was engaged in contracting services and the manufacture of industrial gases. He served in that function from 1989 through January 1996. Mr. Jones is a director of NICOR Inc., a gas utility company, Amsted Industries Incorporated, a railroad supply company, Valmont Industries, Inc., an irrigation and industrial products company, The Interlake Corporation, which is in the powdered metal and material handling business, and BWAY Corp., which is in the container business.

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

The following table sets forth information as of March 31, 1999, regarding the beneficial ownership of capital stock of the Company by each director of the Company, the Company's Chief Executive Officer, each of the Company's executive officers named in the Summary Compensation Table on Page 10 and the directors and executive officers of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investing powers with respect to the capital stock owned by them.

                                                                                          PERCENT
           NAME OF BENEFICIAL OWNER OR GROUP                CLASS          AMOUNT        OF CLASS
-------------------------------------------------------  -----------  ----------------  -----------
Lloyd A. Drexler.......................................  Common            502,827(1)         4.05
Richard A. Drexler.....................................  Common            525,432(2)         4.23
William D. Fischer.....................................  Common             36,500(3)            *
Robert J. Fleck........................................  Common             56,525(4)            *
Stanley J. Goldring....................................  Common             28,500(3)            *
John E. Jones..........................................  Common             73,438(3)            *
Bobby Middlebrooks.....................................  Common             35,036(5)            *
Richard W. Metzger.....................................  Common             46,500(6)            *
John W. Puth...........................................  Common             46,500(3)            *
Mitchell I. Quain......................................  Common             39,750(7)            *
S.S. Sherman...........................................  Common            805,172(8)         6.29
Mark C. Standefer......................................  Common             20,911(9)            *
All Executive officers and directors as a group (12
  persons).............................................  Common          2,134,857(10)       17.18

------------------------

 *  Less than 1% of class.

(1) Includes 161,567 shares in his own name of which 135,898 shares of restricted stock; 251,260 shares owned by a partnership of which Mr. Lloyd Drexler is a partner and 63,000 shares owned by Mr. Drexler's wife and by a family trust of which Mr. Drexler's wife is the trustee. Also includes 27,000 shares which Mr. Drexler has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(2) Includes 160,537 shares in his own name of which 56,713 shares of restricted stock; 145,000 shares owned by a family corporation, of which Mr. Drexler is President; 53,830 shares credited to Mr. Drexler's account in the Company's 401(k) Plan; 30,000 held in joint tenancy with his spouse and 136,065 shares which Mr. Drexler has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(3) Includes 27,000 shares which each of Messrs. Fischer, Goldring, Jones and Puth has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(4) Consists of 1,062 shares of restricted stock; 16,963 shares credited to Mr. Fleck's account in the Company's 401(k) Plan and 38,500 shares which Mr. Fleck has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(5) Consists of 3,100 shares of restricted stock; 26,000 shares which Mr. Middlebrooks has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement; and 5,936 shares credited to Mr. Middlebrooks' account in the Company's 401(k) Plan.

(6) Consists of 1,704 shares credited to Mr. Metzger's account in the company's 401(K) plan and 21,000 shares which Mr. Metzger has the right to acquire by exercise of stock options within 60 days of the date of this proxy.

(7) Includes 26,250 shares which Mr. Quain has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(8) Includes 208,048 shares in his own name of which shares 93,244 are restricted stock; 570,124 shares owned by a family corporation of which Mr. Sherman, his wife and children are stockholders and a foundation controlled by Mr. Sherman's spouse; and 27,000 shares which Mr. Sherman has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(9) Consists of 165 shares of restricted stock; 6,496 shares credited to Mr. Standefer's account in the Company's 401(k) Plan and 14,250 shares which Mr. Standefer has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(10) Includes 424,065 shares which the group has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement; 84,929 shares credited to the accounts of members of the group in the Company's 401(k) Plan; and 290,182 shares of restricted stock.

MANAGEMENT COMPENSATION

REPORT OF STOCK OPTION AND COMPENSATION COMMITTEE

The Stock Option and Compensation Committee of the Board of Directors was comprised during fiscal 1998 of Stanley J. Goldring, Chairman, John E. Jones and John W. Puth, all outside directors of the Company. The Committee oversees the administration of the Company's employee benefit plans and establishes policies relating to compensation of employees. A subcommittee of the Stock Option and Compensation Committee, comprised during fiscal 1998 of John E. Jones and John
W. Puth oversees the administration of certain of the Company's stock-based compensation plans. All decisions by the Stock Option and Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board.

COMPENSATION POLICY

The objectives of the Company's executive compensation program are to:

    -   Support the achievement of desired Company performance.

    - Provide compensation that will attract and retain superior talent and reward performance.

    -   Align the executive officers' interests with the success of the Company.

Compensation of the Company's executive officers for 1998 was comprised primarily of salary, annual cash bonus awards, long-term awards under the Company's Incentive Stock Plan and various benefits, including medical and life insurance, generally available to employees of the Company.

In determining the compensation for the executive officers, the Stock Option and Compensation Committee took into consideration a number of factors. As described below, the Stock Option and Compensation Committee uses its discretion to set executive compensation at levels warranted in its judgment by external, internal or an individual's circumstances. In each year since 1996, a recognized consulting firm in the field of executive compensation has analyzed and categorized the duties of each of the executive officers and has also compiled salary and incentive compensation information on similar officers at a number of companies in general and manufacturing industries with revenues ranging from $200 million to $500 million (the "Survey Group") selected by the compensation consultant. The Stock Option and Compensation Committee reviewed such information for the Survey Group and established targeted total compensation (salary, annual bonus and long-term incentive awards) at the 50th percentile of the Survey Group.

The Internal Revenue Code generally prohibits the Company from deducting executive compensation in excess of $1,000,000 per year. Qualifying "performance based" compensation is not subject to this deduction limitation if certain requirements are satisfied. It is the Committee's general intent to preserve the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives. All compensation paid by the Company with respect to 1998 was deductible.

SALARY

The base salaries of the Company's executive officers for 1998 were determined in October 1997, with an effective date of January 1, 1998, and (other than for the Chief Executive Officer) were designed to be competitive with the Survey Group at approximately the 50th percentile of the base salary range for executives in similar positions with companies in the Survey Group. Actual base salaries were determined based on individual performance and experience.

BONUSES

In October 1997, the Committee established target bonuses relating to 1998 performance for each of the Company's executive officers. The target bonuses were expressed as a percentage of base salary and ranged from 30% to 74% of base salary. Target bonuses (other than for the Chief Executive Officer) were established so that the total compensation would be competitive with the 50th percentile of total cash compensation paid to comparable executives in the Survey Group.

Payment of the bonuses was dependent upon Company and individual performance during 1998. In particular, in determining the final bonus payment amounts, the Committee considered the Company's financial and operating results during 1998, the strategic acquisitions of Great Bend and Universal Turf, and certain other corporate and individual initiatives. As a result, the Committee determined that Mr. Middlebrooks, with direct operating responsibility for the Bush Hog division would receive 100% of his target bonus, Messrs. Fleck and Standefer, as executives at corporate headquarters, would receive 33 1/3% of their target bonus, and executives at Verson would receive no bonus payments. These bonuses were paid in cash in April 1999.

LONG-TERM INCENTIVES

The Subcommittee of the Committee administers the Incentive Stock Plan, which provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights, restricted stock and performance units. For 1998, the subcommittee chose to award stock options to executive officers.

Stock options were granted to executive officers during the third quarter of 1998 at an exercise price equal to the fair market value at the date of the grant. The options have a 10-year term and vest over 2 years, with one-half of the options becoming exercisable at the end of the first year and the remainder vesting at the end of the second year. Since options were granted with an exercise price equal to the market value of the Company's common stock at the time of grant, they provide no value unless the Company's stock price increases after the options are granted. These awards are thus tied to stock price appreciation in excess of the stock's value at time of grant, rewarding executives as if they shared in the ownership of the Company. The number of shares subject to options for each executive officer is set forth in the Summary Compensation Table on page 10.

CEO COMPENSATION

The 1998 compensation for Mr. Drexler consisted of the same components as the compensation for other executive officers. Mr. Drexler's 1998 salary was increased from $455,000 to $485,000, effective January 1, 1998, in order to keep his base salary competitive with the Survey Group at approximately the 75th percentile of the base salary range for executives in similar positions with companies in the Survey Group. Mr. Drexler's 1998 targeted bonus was set at 65% of his base salary, which the Committee believed to be an appropriate level based on his performance and his prior experience. As a result of 1998 performance as described above, he received a payout of $113,750, representing 36% of his targeted bonus. The payment of his bonus was made in restricted stock. The Committee felt that payment in restricted stock, rather than cash, was an appropriate means to further tie his compensation to the performance of the Company, particularly in light of the Company's disappointing stock performance. The award of stock options made to Mr. Drexler was based on his performance, leadership skills and positive reputation within the community and industry.

                                          Stanley J. Goldring, Chairman
                                          John W. Puth
                                          John E. Jones

SUMMARY COMPENSATION TABLE

The table below sets forth certain information regarding compensation earned during each of the Company's last three fiscal years by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during fiscal 1998.

                                                          ANNUAL COMPENSATION              LONG TERM COMPENSATION
                                                 -------------------------------------  ----------------------------
                                                                                        SECURITIES
                                                                        OTHER ANNUAL    UNDERLYING      ALL OTHER
                                                                        COMPENSATION      OPTIONS     COMPENSATION
    NAMES AND PRINCIPAL POSITION        YEAR     SALARY($)  BONUS($)         (A)        SAR'S # (B)      ($)(C)
------------------------------------  ---------  ---------  ---------  ---------------  -----------  ---------------
Richard A. Drexler                         1998    485,004    113,750*                      52,500          4,800
  Chairman, President                      1997    455,004    315,250                       30,000          9,096
  and CEO                                  1996    400,008    395,750         1,378         60,000          8,409

Bobby Middlebrooks                         1998    240,496    120,000                       22,500          1,800
  Senior Vice President                    1997    220,149    110,000                       10,000
                                           1996    210,000    105,000                        5,000

Robert J. Fleck                            1998    155,004     18,100                       15,000          5,430
  Vice President--Accounting and           1997    143,160     50,050                        5,000          8,076
  Chief Accounting &                       1996    137,000     41,100                        3,000          7,465
  Administrative Officer

Richard W. Metzger **                      1998    156,143                                  15,000          5,884
  Vice President                           1997    135,070    100,000                       10,000          3,115

Mark C. Standefer Vice President,          1998    140,000     16,950                       15,000          4,193
  General Counsel and Secretary***

------------------------

*   Paid in restricted stock

**  Not an executive officer during 1996

*** Not an executive officer during 1997 or 1996

(A) While each named executive officer received certain perquisites and other benefits in each of the years shown, the value of these amounts are not shown, in accordance with the regulations of the Securities and Exchange Commission, since such benefit did not exceed in aggregate the lesser of $50,000 or 10% of an individual's salary and bonus in such year. The amounts shown represent the Medicare Hospital Insurance taxes paid by the Company on behalf of each executive on the value of the increase in the executive's vested accrued benefit in the Executive Retirement Plan (see "Retirement Plans" elsewhere in this document).

(B) No stock appreciation rights were granted to the named executive officers in any of the three years. See "Option Grants during 1998 Fiscal Year" for description of options granted.

(C) Amounts shown consist of Company contributions to defined contribution plans.

OPTION GRANTS DURING 1998 FISCAL YEAR

The following table provides information relating to options granted to the named executive officers during fiscal 1998.

                                                                                                POTENTIAL
                                                     INDIVIDUAL GRANTS                         APPRECIATION
                                   ------------------------------------------------------       AT ASSUMED
                                    NUMBER OF                                                ANNUAL RATES OF
                                    SECURITIES                                                 STOCK PRICE
                                    UNDERLYING     % OF TOTAL                                APPRECIATION FOR
                                     OPTIONS         OPTIONS       EXERCISE                  OPTION TERM (2)
                                     GRANTED       GRANTED IN        PRICE     EXPIRATION  --------------------
              NAME                    (#)(1)       FISCAL YR.       ($/SH)        DATE      5% ($)     10% ($)
---------------------------------  ------------  ---------------  -----------  ----------  ---------  ---------
Richard A. Drexler                      52,500             14         7.9375     10/21/08    262,074    664,140
Bobby Middlebrooks                      22,500              6         7.9375     10/21/08    112,317    284,631
Robert J. Fleck                         15,000              4         7.9375     10/21/08     74,878    189,754
Richard W. Metzger                      15,000              4         7.9375     10/21/08     74,878    189,754
Mark C. Standefer                       15,000              4         7.9375     10/21/08     74,878    189,754

------------------------

(1) All options are non-qualified and have exercise prices equal to the fair market value of Allied Common Stock on the date of grant. Each option is exercisable as to 50% of the shares on the first anniversary of the date of grant and as to the remaining 50% of the shares on the second anniversary date and thereafter.

(2) The amounts shown in these columns are calculated based upon assumed annual appreciation rates of 5% and 10%, as set by the Securities and Exchange Commission, and are not intended to be forecasts of future appreciation of Allied Common Stock.

OPTION EXERCISES DURING 1998 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

The Company does not have any outstanding stock appreciation rights. The following table provides information relating to the exercise of options during 1998 and the value of options held by the named executive officers at the end of 1998:

                                                                       NUMBER OF
                                                                       SECURITIES           VALUE OF
                                                                       UNDERLYING         UNEXERCISED
                                                                      UNEXERCISED         IN-THE-MONEY
                                                                       OPTIONS AT          OPTIONS AT
                                      SHARES           VALUE        END OF 1998 (#)    END OF 1998 ($)(1)
                                   ACQUIRED ON        REALIZED        EXERCISABLE/        EXERCISABLE/
             NAME                  EXERCISE (#)         ($)          UNEXERCISABLE       UNEXERCISABLE
-------------------------------  ----------------  --------------  ------------------  ------------------
Richard A. Drexler                         11,475      118,020.38      136,065/67,500
Bobby Middlebrooks                                                      26,000/27,500
Robert J. Fleck                                                         38,500/17,500       39,472.50/0
Richard W. Metzger                                                      56,375/20,000       14,392.50/0
Mark C. Standefer                                                       14,250/17,500

------------------------

(1) The closing price for the Company's Common Stock as reported by the New York Stock Exchange on 12/31/98 was $6.3125 per share. Value is calculated on the basis of the difference between the option exercise price and $6.3125 multiplied by the number of shares of Common Stock underlying the option.

RETIREMENT PLANS

Mr. Bobby Middlebrooks is a participant in the Bush Hog Division Salaried Pension Plan, a defined benefit plan. As such, upon retirement he will be entitled to the following monthly benefit: One percent of his final monthly salary multiplied by the number of years of service to the Company. Assuming Mr. Middlebrooks' retirement at age 65 (he is now 63 years old) at his current salary, Mr. Middlebrooks would be entitled to a pension of $6,900 per month. Assuming Mr. Middlebrooks' salary is increased by 5% per year until retirement, he would be entitled to a pension of $6,900 per month. Current Federal law prohibits paying benefits under the Bush Hog Division Salaried Pension Plan based on compensation in excess of $160,000 per year and annual benefits in excess of $130,000 per year. Therefore, the Company also has granted to Mr. Middlebrooks a non-qualified retirement benefit which is not subject to these limits. This additional benefit will provide Mr. Middlebrooks with payments equal to the difference between (i) the sum Mr. Middlebrooks will receive subject to the maximum compensation and benefits limitations under Internal Revenue Code provisions and (ii) the sum he would have been able to receive under the Bush Hog Division Salaried Pension Plan without such limitations. Assuming Mr. Middlebrooks retires at age 65, his non-qualified retirement benefit would be $4,400 per month.

Effective January 1, 1994, the Company entered into an agreement with Mr. Richard Drexler to provide retirement benefits pursuant to an Executive Retirement Plan adopted by the Board of Directors. Under such Plan, Mr. Drexler is eligible, upon reaching Normal Retirement Date (which is defined as the earlier of age sixty-five or completion of twenty-five years of service), to receive a retirement benefit equal to three times his final average annual compensation (which is defined as the average of the participant's compensation during the thirty-six months prior to the participant's separation from service). Such benefits shall be paid in 120 equal monthly installments commencing on the month following the date of termination of service with the Company or, upon prior election by Mr. Drexler, in a lump sum amount discounted to present value. If Mr. Drexler dies during such period, the unpaid remaining monthly installments will be paid to his named beneficiary or to his estate. Based on the average compensation received during the past three years, Mr. Drexler would receive $2,468,609 (payable over ten years) on his Normal Retirement Date. Benefits payable under the Executive Retirement Plan are reduced by the sum of (a) payments made by the Company to Mr. Drexler's Target Benefit Plan account and (b) Supplemental Payments made by the Company to Mr. Drexler's Smart Plan (401(k)) account, both of which are described below.

TARGET BENEFIT PLAN

Effective January 1, 1995 the Company implemented a defined benefit plan called "The Target Benefit Plan". The purpose of the plan was to provide retirement benefits for certain employees, (i.e., those employees who are not a part of an established pension plan) taking into consideration the employee's age, years of service and compensation. The plan, which was funded solely by the Company, set forth a "Target" benefit amount to be paid to the employee upon reaching age 65. The target benefit was one-half of one percent of the employees' final average salary (the average of taxable earnings over the last five years of service with the Company) multiplied by all years of service with the Company. The amount contributed by the Company was actuarially derived. Effective October 1, 1998 the Company terminated the Target Benefit Plan and all sums in the Participants' accounts were frozen and placed in their Smart Plan (401(K)) account. See below for a description of the Smart Plan. The target benefit amount frozen for the named officers (other than Bobby Middlebrooks who is a participant in a pension plan and therefore is not eligible to participate in the Target Benefit Plan) is as follows: Richard Drexler $30,561; Robert Fleck $24,265; Richard Metzger $10,511; Mark Standefer $11,611. The actual benefits paid to Mr. Drexler under the Target Benefit Plan (which have been placed in his 401(K) account) and paid during the first ten years of retirement will reduce amounts payable to Mr. Drexler under the Executive Retirement Plan described above.

SMART PLAN-401(k)

The Company has had a 401(K) plan for many years. Effective October 1, 1998 the Plan was amended to add a Company matching and a Company supplemental contribution feature. For the first six percent of a Participant's earnings, the Company contributes 50 cents for each dollar contributed by the Participant to the Plan: At the end of each year, the Company may make a supplemental contribution to each Participant's account of up to three percent of his or her earnings for that year. A Participant need not make any contributions to be eligible for the supplemental contribution. The supplemental contribution made in 1998 to the named officers (other than Mr. Bobby Middlebrooks who is a participant in a pension plan and therefore is not eligible for supplemental contributions) is as follows: Richard Drexler $4,800; Robert Fleck $4,633; Richard Metzger $4,684; Mark Standefer $4,193. The total supplemental benefit payments made by the Company to Mr. Drexler's account plus the frozen target benefit contributions described above will reduce the amounts payable under the Executive Retirement Plan described above.

TERMINATION AGREEMENTS

Agreements between the Company and the named executive officers provide that, if within one year following a specified change in ownership or control of the Company there shall be an involuntary termination of such executive's employment, or if there shall be certain patterns of activity during such period by the Company causing such executive to resign, then, subject to prevailing tax laws and regulations, the executive shall be entitled to payments equal approximately to three years' compensation.

Mr. Metzger, who was Vice President of the Company and President of the Verson division, resigned effective January 1, 1999. At the time of his resignation, the Company and Mr. Metzger entered into a Resignation and Release Agreement, pursuant to which Mr. Metzger agreed to waive and release any potential claims against the Company. In return, the Company agreed to pay Mr. Metzger continued salary and medical benefits through December 31, 1999 and approximately $17,000 in lieu of stock options exercisable as of the date of his resignation. The Company also agreed to extend through January 8, 2000 the term of certain stock options granted in 1994 and 1995 that otherwise would have expired three months following his resignation.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and the S&P Machinery-Diversified Index over the same period (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the S&P Machinery-Diversified Index at the end of 1994, and reinvestment of all dividends).
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         COMPARISON OF 5 YEAR TOTAL RETURN AMONG ALLIED PRODUCTS
      CORPORATION, S&P 500 INDEX & S&P MACHINERY DIVERSIFIED INDEX

                                                                            Allied Products     S&P 500
1993                                                                                $100.00     $100.00
1994                                                                                 115.00      101.32
1995                                                                                 192.71      139.40
1996                                                                                 240.66      171.40
1997                                                                                 293.16      228.59
1998                                                                                  78.37      293.91

         COMPARISON OF 5 YEAR TOTAL RETURN AMONG ALLIED PRODUCTS
      CORPORATION, S&P 500 INDEX & S&P MACHINERY DIVERSIFIED INDEX
                                                                            S&P Machinery - Diversified
1993                                                                                            $100.00
1994                                                                                              97.34
1995                                                                                             120.13
1996                                                                                             149.73
1997                                                                                             198.06
1998                                                                                             164.84

FUNCTIONING OF THE BOARD AND COMMITTEES

Allied's Board of Directors has an Executive Committee, an Audit Committee, a Stock Option and Compensation Committee and a Nominating Committee. In 1998, each non-employee director received the sum of $20,000 for his services as a director and the chairman of each committee (if a non-employee of the Company) received the additional sum of $3,000. Each non-employee director of the Company also received $750.00 for each meeting of the Board which he attended and, except for the Executive Committee, for each committee meeting which he attended.

Members of the Executive Committee are Messrs. R. Drexler (Chairman), L. Drexler and Sherman. During 1998, the Committee met on five occasions to exercise the powers of the Board of Directors in the management of the business and affairs of the Company.

Members of the Audit Committee are Messrs. Jones (Chairman), Fischer, Goldring, Puth and Quain. During 1998, the Committee met on two occasions to review and make recommendations to the full Board with respect to the scope and results of the annual audit, and the selection of independent public accountants.

Members of the Stock Option and Compensation Committee are Messrs. Goldring (Chairman), Jones and Puth. During 1998, the Committee met on one occasion to review and make recommendations to the full Board with respect to officers' salaries, options and corporate incentive compensation plans.

Members of the Nominating Committee are Messrs. Fischer (Chairman), Goldring, Jones, Quain, Puth, R. Drexler, L. Drexler and Sherman. The Committee met on one occasion in 1998. The Nominating Committee will consider recommendations for nominees for election to the Board submitted by shareholders. These nominations should be submitted to the Secretary of the Company for review by the Committee. Such nominations for the 2000 Annual Meeting should be submitted no later than December 1, 1999.

Allied's Board of Directors met on five occasions during 1998. All of the current directors attended at least 75% of the meetings of the Board and the respective committees to which they belong.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

During 1998, upon the recommendation of Allied's Audit Committee and approval by its Board of Directors, Allied engaged Coopers Lybrand, LLP (now known as PricewaterhouseCoopers LLP) as its independent public accountants to perform the following audit services: examination of Allied's annual consolidated financial statements, assistance and consultation in connection with various accounting matters and other non-audit professional services.

The appointment of auditors is approved annually by the Board of Directors. The decision of the Board of Directors is based on the recommendations of the Audit Committee. In making its recommendations, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year. At its October 21, 1998 meeting, the Audit Committee reviewed and approved the services described above as well as the services to be performed in 1999 and concluded that they do not impair the independence of the accountants.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given an opportunity to make any comments they wish, and will be available to respond to any questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission.

Based solely on its review of such reports received by it and written representations from its officers and directors, the Company believes that during fiscal year 1998 all filing requirements applicable to its officers and directors were complied with.

STOCKHOLDER PROPOSAL

In order for a stockholder proposal to be included in the Proxy Statement and form of proxy relating to Allied's 2000 Annual Stockholders' meeting it must be received by the Secretary of Allied on or before January 15, 2000.

Proposals received by that date, deemed to be proper for consideration at the Annual Meeting and otherwise conforming to the rules of the Securities and Exchange Commission, will be included in the 2000 proxy statement.

A shareholder who intends to submit a shareholder proposal for consideration at the Annual Meeting, but does not want it included in the proxy statement, must follow the procedures established by the By-laws. These procedures require that the shareholder notify the Company in writing of the proposal. The notice must be received by the Corporate Secretary at least 30 days, but not more than 60 days, prior to the meeting and must contain the following information:

    - a brief description of the business desired to be brought before the Annual meeting and the reasons for conducting such business at the Annual Meeting

    - the name and address of the shareholder submitting the proposal, and any other shareholders known to support it

    - the number of shares of Common stock which are beneficially owned by the shareholder

    - any material financial interest the shareholder may have in the business being proposed

GENERAL

Allied has no knowledge of any matters, other than those set forth in this Proxy Statement or referred to in the accompanying Notice of Annual Meeting of Stockholders, which will be presented at the Annual Meeting, but if any other matters are properly presented to the meeting for action, the persons named in the accompanying proxy will vote them in accordance with their best judgment.

                                          By Order of the Board of Directors
                                          ALLIED PRODUCTS CORPORATION
                                          MARK C. STANDEFER
                                          VICE PRESIDENT, GENERAL COUNSEL AND
                                          SECRETARY

April 30, 1999

PROXY                                                                      PROXY

                          ALLIED PRODUCTS CORPORATION
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS--
                FOR ANNUAL MEETING OF STOCKHOLDERS JUNE 18, 1999

    The undersigned hereby appoints S. S. Sherman, Lloyd A. Drexler and Richard
A. Drexler, and each of them, Proxies, with the powers the undersigned would possess if personally present, to vote all shares of the undersigned in Allied Products Corporation at the annual meeting of the stockholders to be held on June 18, 1999, at 9:30 A.M., Chicago Time, and at any adjournment thereof, for the purpose of acting upon the proposals referred to herein in accordance with the designations below, and of acting in their discretion upon such other matters as may properly come before the meeting.

1. ELECTION OF DIRECTORS:       / / FOR all nominees listed below (except  / / WITHHOLD AUTHORITY
                                as marked to the contrary below)             to vote for all nominees listed below

SAUL SHERMAN                                              STANLEY J. GOLDRING

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through that nominee's name.

                   (Continued and to be signed on other side)

    IF YOU SIGN AND RETURN THIS PROXY, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE HEREON. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
                                               DATED: ____________________, 1998
                                               ___________________________(L.S.)
                                               ___________________________(L.S.)

                                               IMPORTANT: Please sign exactly as
                                               your name or names appear on the
                                               stock certificate or
                                               certificates, and when shares are
                                               held by joint tenants, both
                                               should sign. When signing as
                                               attorney, executor,
                                               administrator, trustees or
                                               guardian, give your full title as
                                               such. If the signatory is a
                                               corporation or partnership sign
                                               the full corporate or partnership
                                               name by duly authorized officer
                                               or partner.

                                               NOTE: Please date, sign and mail
                                                  this proxy in the enclosed
                                               envelope. No postage is required
                                               for mailing in the United States.

                             FORM OF DIRECTION CARD
                          ALLIED PRODUCTS CORPORATION
                                   SMART PLAN

 DIRECTIONS FOR VOTING SHARES OF ALLIED PRODUCTS CORPORATION ("ALLIED") HELD IN
                             TRUST FOR THE EMPLOYEE

    The undersigned hereby authorizes the Advisory Committee for the above-captioned plan (the "Plan") to direct the Trustee for the Plan to vote at the Annual Meeting of Stockholders of Allied on June 18, 1999 or at any adjournments thereof, all shares of Allied Stock credited to the account of the undersigned under the Trust for such Plan at the close of business on December 31, 1998, as directed below on the following matters, and, in their discretion, on any other matters that may come before the meeting:

1.   ELECTION OF  / / FOR all nominees listed     / / WITHHOLD AUTHORITY
     DIRECTORS:     below                           to vote for all nominees
                                                    listed below

    SAUL S. SHERMAN         STANLEY J. GOLDRING

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THAT NOMINEE'S NAME.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                          (CONTINUED FROM OTHER SIDE)

    IF YOU SIGN AND RETURN THIS DIRECTION, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE HEREON. SMART SHARES FOR WHICH NO INSTRUCTIONS ARE RECEIVED WILL BE VOTED IN THE SAME PROPORTION AS NON-SMART SHARES ARE VOTED.

                                               Dated:  .................. , 1998

                                                ........................  (L.S.)

                                                           Signature

                                               NOTE: PLEASE DATE, SIGN AND MAIL
                                               THIS DIRECTION IN THE ENCLOSED
                                               ENVELOPE. NO POSTAGE IS REQUIRED
                                               FOR MAILING IN THE UNITED STATES.

                             FORM OF DIRECTION CARD
                          ALLIED PRODUCTS CORPORATION
                          ALLIED PRODUCTS CORPORATION
                          SAVINGS INCENTIVE PLAN (SIP)
     DIRECTIONS FOR VOTING SHARES OF ALLIED PRODUCTS CORPORATION ("ALLIED")
                         HELD IN TRUST FOR THE EMPLOYEE

    The undersigned hereby authorizes the Advisory Committee for the above-captioned plan ("SIP") to direct the Trustee for the Plan to vote at the Annual Meeting of Stockholders of Allied on June 18, 1999 or at any adjournments thereof, all shares of Allied Stock credited to the account of the undersigned under the Trust for such Plan at the close of business on December 31, 1998, as directed below on the following matters, and, in their discretion, on any other matters that may come before the meeting:

1. ELECTION OF DIRECTORS:       / / FOR all nominees listed below          / / WITHHOLD AUTHORITY
                                                                             to vote for all nominees listed below

SAUL S. SHERMAN                            STANLEY J. GOLDRING

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through that nominee's name.

                   (Continued and to be signed on other side)

                          (Continued from other side)

    IF YOU SIGN AND RETURN THIS DIRECTION, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE HEREON. SIP SHARES FOR WHICH NO INSTRUCTIONS ARE RECEIVED WILL BE VOTED IN THE SAME PROPORTION AS NON-SIP SHARES ARE VOTED.
                                               DATED: ____________________, 1998
                                               ___________________________(L.S.)

                                               NOTE: Please date, sign and mail
                                               this direction in the enclosed
                                               envelope. No postage is required
                                               for mailing in the United States.